Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS SECOND QUARTER 2017 RESULTS

—Reports Earnings of $1.09 per Diluted Share—

SANTA ANA, Calif., July 27, 2017 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the second quarter ended June 30, 2017.

Current Quarter Highlights

•	Total revenue of $1.5 billion, up 7 percent compared with last year

•	Title Insurance and Services segment pretax margin of 14.8 percent

•	Purchase revenues up 12 percent compared with last year

•	Average revenue per order up 8 percent

•	Closed orders per day up 3 percent

•	Commercial revenues of $177.8 million, up 7 percent compared with last year

•	Title Insurance and Services segment loss provision rate of 4.0 percent

•	Specialty Insurance segment total revenues up 10 percent, with a pretax margin of 8.3 percent

•	Debt-to-capital ratio of 18.7 percent as of June 30, 2017

•	Cash flow from operations of $228.5 million, up 13 percent compared with last year

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended June 30
	2017	2016
Total revenue	$1,454.4	$1,361.5
Income before taxes	184.2	153.6

Net income	$122.3	$102.1
Net income per diluted share	1.09	0.92

Total revenue for the second quarter of 2017 was $1.5 billion, an increase of 7 percent relative to the second quarter of 2016. Net income in the current quarter was $122.3 million, or $1.09 per diluted share, compared with net income of $102.1 million, or 92 cents per diluted share, in the second quarter of 2016. Net realized investment gains in the current quarter were $17.9 million, or 11 cents per diluted share, compared with gains of $8.1 million, or 5 cents per diluted share, in the second quarter of last year.

“Our continued operating discipline is reflected in the record title margin we achieved in the second quarter,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our purchase business performed well during the spring selling season, with revenues up 12 percent, and the momentum in our commercial business continued, with revenues up 7 percent from last year. The declining refinance market stabilized in the second quarter, and we continued to adjust the cost structure in our related businesses to reflect the lower activity level. This quarter we began to see the benefit of higher investment income driven by the increase in short-term interest rates. Our longer-term outlook remains optimistic, as we believe that ongoing improvement in the housing market will drive further growth in our revenue, margins and profitability.”

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First American Financial Reports Second Quarter 2017 Results

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended June 30
	2017	2016
Total revenues	$1,336.9	$1,255.9

Income before taxes	$197.3	$172.4
Pretax margin	14.8%	13.7%

Direct open orders	299,600	347,800
Direct closed orders	213,900	244,200

U.S. Commercial
Total revenues	$177.9	$166.5
Open orders	32,400	32,100
Closed orders	20,700	19,900
Average revenue per order	$8,600	$8,400

Total revenues for the Title Insurance and Services segment during the second quarter were $1.3 billion, a 6 percent increase from the same quarter of 2016. Direct premiums and escrow fees were up 2 percent compared with the second quarter of 2016, driven by a 16 percent increase in the average revenue per direct title order that was largely offset by a 12 percent decline in the number of direct title orders closed. The growth in the average revenue per direct title order to $2,294 was primarily attributable to the shift in the order mix to higher-premium residential purchase and commercial transactions, and to the increase in residential real estate values. Agent premiums were up 7 percent in the current quarter compared with last year, largely reflecting the normal reporting lag of approximately one quarter.

Information and other revenues were $199.2 million this quarter, an increase of $17.3 million, or 9 percent, compared with the same quarter of last year. This increase was driven by the impact of recent acquisitions.

Investment income was $34.7 million in the second quarter, up $7.2 million, or 26 percent, primarily due to the increase in short-term interest rates that drove higher interest income in our debt securities portfolio and on balances held in our tax-deferred property exchange business. In addition, investment income also benefited from a larger allocation to higher-yielding municipal bonds and an increase in average invested balances in our debt securities portfolio. Net realized investment gains totaled $16.7 million in the current quarter, compared with gains of $7.8 million in the second quarter of 2016.

Personnel costs were $415.6 million in the second quarter, an increase of $25.8 million, or 7 percent, compared with the same quarter of 2016. This increase was driven by the impact of recent acquisitions, higher average salary expense, and an increase in incentive compensation as a result of higher revenue and profitability. These increases were partially offset by lower temporary labor costs in the current quarter.

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First American Financial Reports Second Quarter 2017 Results

Other operating expenses were $199.7 million in the second quarter, up $4.2 million, or 2 percent, compared with the second quarter of 2016. The increase in expenses during the quarter was primarily attributable to recent acquisitions, partially offset by small decreases across a number of expense categories.

The provision for policy losses and other claims was $43.5 million in the second quarter, or 4.0 percent of title premiums and escrow fees, compared with a 5.5 percent loss provision rate in the second quarter of 2016. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year and no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $28.6 million in the second quarter, an increase of $6.1 million, or 27 percent, compared with the same period last year. The increase was primarily attributable to $2.8 million in purchased software licenses that were previously included in other operating expenses and $2.0 million from the acceleration of amortization due to a shortened useful life for a previously installed software interface.

Pretax income for the Title Insurance and Services segment was $197.3 million in the second quarter, compared with $172.4 million in the second quarter of 2016. Pretax margin was 14.8 percent in the current quarter, compared with 13.7 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended June 30
	2017	2016
Total revenues	$115.2	$104.4

Income before taxes	$9.6	$4.7
Pretax margin	8.3%	4.5%

Total revenues for the Specialty Insurance segment were $115.2 million in the second quarter of 2017, an increase of 10 percent compared with the second quarter of 2016. The increase in revenues was primarily driven by higher premiums earned in the home warranty business line. The loss ratio in the home warranty business returned to normal seasonal levels this quarter, primarily due to operational improvements that drove lower claim severity and, to a lesser extent, favorable weather. Our property and casualty business experienced higher claim losses in the quarter due to higher claim frequency. However, the overall loss ratio for the segment still declined to 62.0 percent compared with 64.5 percent last year. As a result, the segment’s pretax margin in the current quarter was 8.3 percent, compared with 4.5 percent in the second quarter of last year.

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First American Financial Reports Second Quarter 2017 Results

Pension Termination Update

The termination of the company’s pension plan was completed in July. In the third quarter, the company will record a charge of approximately $153 million in the corporate segment, which will have a negligible impact on stockholders’ equity. The company expects an annual reduction of approximately $22 million in personnel expenses in the corporate segment based on the level of these expenses in 2016.

Teleconference/Webcast

First American’s second quarter 2017 results will be discussed in more detail on Thursday, July 27, 2017, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through August 10, 2017, by dialing 201-612-7415 and using the conference ID 13665759. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With total revenue of $5.6 billion in 2016, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2016 and again in 2017, First American was named to the Fortune 100 Best Companies to Work For® list. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Second Quarter 2017 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable laws and government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions and intrusions or unauthorized data disclosures; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize the benefits of, and challenges arising from, the company’s acquisition strategy; and other factors described in the company’s annual report on Form 10-Q for the quarter ended March 31, 2017, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, and success ratios. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Second Quarter 2017 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended Jun 30		For the Six Months Ended Jun 30
	2017	2016	2017	2016
Total revenues	$1,454,429	$1,361,533	$2,771,472	$2,563,245

Income before income taxes	$184,154	$153,607	$268,034	$229,199
Income tax expense	62,259	51,156	88,070	74,076

Net income	121,895	102,451	179,964	155,123
Less: Net (loss) income attributable to noncontrolling interests	(362)	302	(575)	473

Net income attributable to the Company	$122,257	$102,149	$180,539	$154,650

Net income per share attributable to stockholders:
Basic	$1.10	$0.92	$1.62	$1.40
Diluted	$1.09	$0.92	$1.61	$1.40

Cash dividends declared per share	$0.34	$0.26	$0.68	$0.52

Weighted average common shares outstanding:
Basic	111,549	110,480	111,374	110,327
Diluted	112,199	110,978	112,026	110,842

Selected Title Information

Title orders opened (1)	299,600	347,800	559,200	650,700
Title orders closed (1)	213,900	244,200	405,200	437,300
Paid title claims	47,763	54,251	98,771	110,941

(1)	U.S. direct title insurance orders only.

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First American Financial Reports Second Quarter 2017 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	June 30, 2017	December 31, 2016
Cash and cash equivalents	$1,166,764	$1,006,138
Investment portfolio	5,458,600	5,140,699
Goodwill and other intangible assets, net	1,109,751	1,096,315
Total assets	9,314,286	8,831,777
Reserve for claim losses	1,017,232	1,025,863
Notes and contracts payable	734,455	736,693
Total stockholders’ equity	$3,193,423	$3,008,179

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First American Financial Reports Second Quarter 2017 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended June 30, 2017	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$641,080	$532,236	$108,844	$—
Agent premiums	554,028	554,028	—	—
Information and other	201,851	199,243	2,874	(266)
Net investment income	39,609	34,665	2,321	2,623
Net realized investment gains (1)	17,861	16,738	1,123	—

	1,454,429	1,336,910	115,162	2,357

Expenses
Personnel costs	444,418	415,592	17,891	10,935
Premiums retained by agents	435,771	435,771	—	—
Other operating expenses	222,814	199,705	16,766	6,343
Provision for policy losses and other claims	110,958	43,486	67,472	—
Depreciation and amortization	30,145	28,557	1,547	41
Premium taxes	17,179	15,253	1,926	—
Interest	8,990	1,241	—	7,749

	1,270,275	1,139,605	105,602	25,068

Income (loss) before income taxes	$184,154	$197,305	$9,560	$(22,711)

For the Three Months Ended June 30, 2016	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$623,975	$522,871	$101,104	$—
Agent premiums	515,792	515,792	—	—
Information and other	182,771	181,958	819	(6)
Net investment income	30,925	27,478	2,254	1,193
Net realized investment gains (1)	8,070	7,823	247	—

	1,361,533	1,255,922	104,424	1,187

Expenses
Personnel costs	417,725	389,799	17,023	10,903
Premiums retained by agents	403,669	403,669	—	—
Other operating expenses	216,361	195,495	14,209	6,657
Provision for policy losses and other claims	122,360	57,126	65,234	—
Depreciation and amortization	23,994	22,439	1,459	96
Premium taxes	16,027	14,246	1,781	—
Interest	7,790	711	—	7,079

	1,207,926	1,083,485	99,706	24,735

Income (loss) before income taxes	$153,607	$172,437	$4,718	$(23,548)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.

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First American Financial Reports Second Quarter 2017 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Six Months Ended		Title	Specialty	Corporate
June 30, 2017	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,168,089	$954,195	$213,894	$—
Agent premiums	1,128,610	1,128,610	—	—
Information and other	384,360	379,278	5,613	(531)
Net investment income	72,649	61,280	4,650	6,719
Net realized investment gains (1)	17,764	16,494	1,270	—

	2,771,472	2,539,857	225,427	6,188

Expenses
Personnel costs	859,548	800,428	35,154	23,966
Premiums retained by agents	889,697	889,697	—	—
Other operating expenses	430,223	382,976	34,051	13,196
Provision for policy losses and other claims	213,346	83,348	129,998	—
Depreciation and amortization	60,292	57,108	3,098	86
Premium taxes	32,627	29,102	3,525	—
Interest	17,705	1,650	—	16,055

	2,503,438	2,244,309	205,826	53,303

Income (loss) before income taxes	$268,034	$295,548	$19,601	$(47,115)

For the Six Months Ended		Title	Specialty	Corporate
June 30, 2016	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,125,889	$926,911	$198,978	$—
Agent premiums	1,028,037	1,028,037	—	—
Information and other	337,848	336,220	1,640	(12)
Net investment income	58,295	52,404	4,490	1,401
Net realized investment gains (1)	13,176	10,819	2,357	—

	2,563,245	2,354,391	207,465	1,389

Expenses
Personnel costs	800,437	744,879	33,802	21,756
Premiums retained by agents	808,708	808,708	—	—
Other operating expenses	403,036	360,993	28,961	13,082
Provision for policy losses and other claims	229,458	107,642	121,816	—
Depreciation and amortization	46,414	43,515	2,707	192
Premium taxes	30,404	27,187	3,217	—
Interest	15,589	1,356	—	14,233

	2,334,046	2,094,280	190,503	49,263

Income (loss) before income taxes	$229,199	$260,111	$16,962	$(47,874)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in net investment income.

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First American Financial Reports Second Quarter 2017 Results

First American Financial Corporation

Expense and Success Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended Jun 30		For the Six Months Ended Jun 30
	2017	2016	2017	2016
Total revenues	$1,336,910	$1,255,922	$2,539,857	$2,354,391
Less: Net realized investment gains	16,738	7,823	16,494	10,819
Net investment income	34,665	27,478	61,280	52,404
Premiums retained by agents	435,771	403,669	889,697	808,708

Net operating revenues	$849,736	$816,952	$1,572,386	$1,482,460

Personnel and other operating expenses	$615,297	$585,294	$1,183,404	$1,105,872
Ratio (% net operating revenues)	72.4%	71.6%	75.3%	74.6%
Ratio (% total revenues)	46.0%	46.6%	46.6%	47.0%

Change in net operating revenues	$32,784		$89,926
Change in personnel and other operating expenses	30,003		77,532
Success Ratio (1)	92%		86%

(1)	Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Second Quarter 2017 Results

First American Financial Corporation

Supplemental Direct Title Insurance Order Information (1)

(unaudited)

	Q217	Q117	Q416	Q316	Q216
Open Orders per Day
Purchase	2,313	1,977	1,623	2,110	2,272
Refinance	1,319	1,236	1,777	2,574	2,128
Refinance as % of residential orders	36%	38%	52%	55%	48%

Commercial	506	507	484	492	501
Default and other	544	468	403	525	533

Total open orders per day	4,681	4,187	4,287	5,702	5,434

Closed Orders per Day
Purchase	1,718	1,298	1,504	1,645	1,667
Refinance	910	1,030	1,758	1,714	1,428
Refinance as % of residential orders	35%	44%	54%	51%	46%

Commercial	324	310	340	318	310
Default and other	390	448	475	518	410

Total closed orders per day	3,342	3,085	4,076	4,194	3,816

Average Revenue per Order (ARPO)
Purchase	$2,319	$2,215	$2,206	$2,193	$2,138
Refinance	907	912	899	880	879
Commercial	8,589	7,617	8,808	8,162	8,379
Default and other	201	238	199	170	257
Total ARPO	$2,294	$2,035	$1,958	$1,859	$1,972
Business Days	64	62	62	64	64

(1)	U.S. operations only.

Totals may not add due to rounding.

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